UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

TRIDENT MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

0-20784

(Commission File Number)

Delaware	77-0156584
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1170 Kifer Road

Sunnyvale, California 94086

(Address of principal executive offices, with zip code)

(408) 962-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, on January 4, 2012, Trident Microsystems, Inc. (“Trident”) and certain of its subsidiaries entered into an Asset Purchase Agreement with Entropic Communications, Inc., a Delaware corporation (“Entropic”), whereby Trident would sell to Entropic, and Entropic would purchase and acquire from Trident, certain assets of Trident subject to an auction process under Section 363 of the U.S. Bankruptcy Code.

On February 24, 2012, Entropic was selected as the successful bidder to purchase Trident’s Set Top Box (STB) system-on-a chip assets (“STB Assets”) for $65 million in proceeds (a $10 million dollar increase to Entropic’s original offer). The sale of the STB Assets remains subject to the approval of the United States Bankruptcy Court for the District of Delaware. A court order authorizing Trident to complete the sale of the STB Assets to Entropic is expected to be issued during the week of March 5, 2012. The transaction is expected to close in the first calendar quarter of 2012, subject to the satisfaction or waiver of other customary closing conditions under the Asset Purchase Agreement.

Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/trident.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2012

TRIDENT MICROSYSTEMS, INC.

/s/ DAVID L. TEICHMANN
David L. Teichmann
Executive Vice President, General Counsel & Corporate Secretary